WM High Yield Fund

Defaults and Arrears on Senior Securities


Security					Nature of Default	Date of
Default	  Face Amount 	   Amount of Default

Century Communications Corporation,

    Sr. Note,
    8.750% due 10/01/2007			Chapter 11
04/01/2002	        $5,500		$496

DVI, Inc.  Sr. Note,
    9.875% due 02/01/2004			Chapter 11
08/01/2003	        $9,825        		$754

Olympus Communications LP, Series B,
    Sr. Note,
    10.625% due 11/15/2006		Chapter 11
05/16/2002	          $5,000       		$465


$1,715




						Amount Per
						   Share in
						   Arrears

Century Communications Corporation,

    Sr. Note,
    8.750% due 10/01/2007				    $0.0067

DVI, Inc.  Sr. Note,
    9.875% due 02/01/2004				    $0.0114

Olympus Communications LP, Series B,
    Sr. Note,
    10.625% due 11/15/2006			    $0.0063